UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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JMP Group LLC

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On November 9, 2021, JMP Group LLC filed a Current Report on Form 8-K, which contained the following information.

Item 8.01.	Other Events.

On September 8, 2021, JMP Group LLC, a Delaware limited liability company (“JMP”, or the “Company”), Citizens Financial Group, Inc., a Delaware corporation (“Citizens”), and Jolt Acquisition LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Citizens (“Merger Subsidiary”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Subsidiary will merge with and into JMP, whereupon the separate existence of Merger Subsidiary will cease, and the Company will be the surviving company as a direct, wholly owned subsidiary of Citizens (the “Merger”).

Pursuant to the Merger Agreement, each outstanding common share of JMP (other than (i) shares owned by JMP or any direct or indirect wholly-owned subsidiary of JMP, (ii) shares owned by Citizens or any direct or indirect wholly-owned subsidiary of Citizens, in each case, excluding shares held on behalf of third parties, and, (iii) shares for which appraisal rights have been properly exercised and perfected under the General Corporation Law of the State of Delaware and the JMP LLC Agreement) will be automatically converted into the right to receive cash consideration of $7.50 (the “Merger Consideration”). The Merger is expected to close during the fourth quarter of 2021, subject to receipt of JMP shareholder approval, governmental and regulatory approvals, and other usual and customary closing conditions. However, no assurance can be given as to when, or if, the merger will occur.

Following the filing of JMP’s preliminary proxy statement associated with the Merger with the SEC on October 5, 2021, six (6) complaints have been filed against JMP and certain officers and directors thereof in connection with the Merger, each filed in a United States District Court, as follows: Shiva Stein v. JMP Group LLC, et al., Case No. 3:21-cv-07877 (N.D. Cal.) (filed Oct. 7, 2021); Claude Carrick v. JMP Group, LLC, et al., Case No. 1:21-cv-08415 (S.D.N.Y.) (filed Oct. 12, 2021); Kevin Anderson v. JMP Group LLC, et al., Case No. 3:21-cv-05911 (E.D.N.Y.) (filed Oct. 25, 2021); Stephen Bushansky v. JMP Group, LLC, et al., Case No. 1:21-cv-08318 (N.D. Cal.) (filed Oct. 26, 2021) (N.D. Cal.); Jack Wolf v. JMP Group, LLC, et al., Case No. 1:21-cv-01510 (D. Del.) (filed Oct. 26, 2021); and Jordan Wilson v. JMP Group, LLC, et al., Case No. 1:21-cv-08916 (S.D.N.Y.) (filed Oct. 31, 2021). The complaints (collectively, the “Merger Complaints”) allege that the preliminary proxy statement or the Proxy Statement (as defined below) misstates or omits material information with respect to the Merger in violation of Sections 14(a) and/or 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Merger Complaints seek, among other things, injunctive and declaratory relief preventing the consummation of the Merger pending dissemination of a proxy statement that does not contain any untrue statements of material fact, rescission of the Merger if consummated or an award of rescissory damages, an award of compensatory damages, and an award of plaintiffs’ expenses and attorneys’ fees. In addition, counsel for two shareholders delivered demand letters to the Company, which threatened the filing of similar lawsuits.

On October 15, 2021, JMP filed the definitive merger proxy statement (the “Proxy Statement”).

JMP and the individual defendants believe that JMP has previously disclosed all information required to be disclosed to ensure that its shareholders can make an informed vote at the Special Meeting (as defined below) and that the additional disclosures requested by the plaintiffs are not required by the federal securities laws or Delaware law, and are otherwise immaterial. Accordingly, JMP and the individual defendants believe the claims asserted in the Merger Complaints are without merit. However, in order to reduce the costs, risks and uncertainties inherent in litigation, JMP has determined voluntarily to supplement the Proxy Statement as described in this Current Report on Form 8-K (the “Report”). Nothing in this Report shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, JMP and the JMP board of directors specifically deny all allegations in the Merger Complaints that any additional disclosure was or is required.

ON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF THE JMP BOARD COMPRISED SOLELY OF CERTAIN INDEPENDENT DIRECTORS OF THE JMP BOARD, THE JMP BOARD APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND RECOMMENDS THAT JMP SHAREHOLDERS VOTE “FOR” THE MERGER PROPOSAL, “FOR” THE PROPOSAL TO APPROVE, BY NON-BINDING ADVISORY VOTE, CERTAIN COMPENSATION ARRANGEMENTS FOR JMP’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER, AND, IF NECESSARY OR APPROPRIATE, “FOR” THE JMP ADJOURNMENT PROPOSAL, EACH AS DESCRIBED IN THE PROXY STATEMENT.

These supplemental disclosures will not affect the merger consideration or the timing of JMP’s Special Meeting of Shareholders scheduled for November 12, 2021 at 9:00 a.m., Pacific Time (the “Special Meeting”), which will be held at 600 Montgomery Street, Suite 1100, San Francisco, CA 94111.

If you are an JMP shareholder, you can contact JMP with any questions regarding the Special Meeting by calling Director of Investor Relations, Andrew Palmer, at (415) 835-8978, by sending an email to Mr. Palmer at apalmer@jmpg.com or by writing to JMP at 600 Montgomery Street, Suite 1100, San Francisco, CA 94111, Attention: Corporate Secretary, or by visiting JMP’s website at www.jmpg.com.

Supplemental Disclosures to Proxy Statement

This supplemental information should be read in conjunction with the Proxy Statement, which should be read in its entirety. Defined terms used but not defined below have the meanings set forth in the Proxy Statement. All page references in the information below are to pages in the Proxy Statement. Paragraph references used herein refer to the Proxy Statement before any additions or deletions resulting from the supplemental disclosures. Bolded text shows text being added to a referenced disclosure in the Proxy Statement and strikethrough text shows text being removed from the Proxy Statement. The information contained herein speaks only as of November 9, 2021 unless the information indicates another date applies.

1.	The disclosure under the heading “PROPOSAL ONE: THE MERGER—Background of the Merger” beginning on page 17, excluding the final 11 paragraphs thereof, is hereby amended as follows:

Background of the Merger

The JMP board of directors, together with senior management of JMP regularly reviews JMP’s business strategies, opportunities and challenges as part of its consideration and evaluation of JMP’s prospects and ways to increase shareholder value, taking into account, the state of the financial industry, participants therein, the regulatory environment and the broader economy as a whole. As part of these reviews, the board and management, together with external advisors, including investment banks, from time to time, have considered, among other strategies, internal organic growth strategies, potential divestitures, commercial collaborations with third parties, potential strategic partnerships, as well as the possibility of a business combination transaction and potential acquisitions by or of JMP, considering the possibility of both financial and strategic counterparties. In addition, in an effort to enhance preparedness in the event of potential strategic opportunities or activity, members of JMP’s senior management and the board of directors ~~have from time to time met~~ have discussed with ~~representatives of~~ various investment banks ~~and financial advisory firms to discuss~~ involved in the foregoing, the possible engagement of such firms for various banking and financial advisory services, including mergers and acquisition advisory services.

Consistent with the foregoing, between January 14, 2021 and March 8, 2021, JMP management met with or had calls with representatives of Keefe, Bruyette & Woods, Inc. (“KBW”) regarding KBW’s financial advisory services, including to discuss potential mergers and acquisition advisory services. KBW had previously been engaged by JMP as its financial advisor in 2019 in connection with JMP’s prior consideration of a business combination transaction and the related process, but such process did not result in a transaction or a fee payable to KBW for its financial advisory services. In March 2021, the JMP board discussed with KBW representatives the advisability of preliminarily considering a strategic transaction and, in particular, a business combination or sale transaction at such time. As part of these discussions, KBW noted possible business combination counterparties on a preliminary basis that might have an interest in a possible transaction. The board requested that KBW contact potential counterparties, instructing KBW that the board had not yet made any determination to sell the company, but did want to understand the range of possible transactions.

On March 15, 2021, a senior representative of a potential financial-~~firm~~sector buyer, which we refer to as Company A in this proxy statement, was introduced directly (and not through KBW) to a senior member of JMP’s management by a mutually-known third party~~, other than KBW~~. JMP was informed that Company A was actively seeking business combination targets and had asked one of its contacts to introduce Company A to JMP. On March 17, 2021, JMP management held an initial call with Company A, during which Company A expressed its unsolicited potential interest in exploring an acquisition of JMP.

~~Given the board~~’~~s ongoing consideration of possible strategic transactions, and the unsolicited communication of interest by Company A~~ Given that the unsolicited and direct-to-management communication by Company A potentially indicated a marketplace interest in an acquisition of or business combination with JMP and this indication of interest was made when the Company was already considering exploring possible business combination transactions, on March 19, 2021, the board, by unanimous written consent, approved JMP engaging KBW to act as financial advisor to JMP in connection with the consideration of a possible sale or business combination transaction of JMP. KBW was selected because, among other reasons, KBW was familiar with the Company as a result of the 2019 sale process – which at that time, did not yield any counterparties interested in engaging in a transaction. Company A, which had already expressed interest in a transaction with JMP, was included in the process going forward.

In connection with the engagement of KBW, the board reviewed and selected, with KBW’s assistance, and authorized and directed KBW to contact, 16 approved potential business combination counterparties (including Citizens and Company A) on behalf of JMP, and KBW proceeded to do so. The board also authorized and directed KBW and management to continue discussions with Company A. On March 25, 2021, at a regularly scheduled meeting of the board of directors, Mr. Jolson provided the board with an update on the potential sale process, including the parties that KBW was contacting and the meeting held with representatives from Company A. Representatives of Mintz Levin, Cohn, Ferris, Glovsky and Popeo, P.C., legal counsel to the Company (“Mintz”), reviewed a presentation on the fiduciary duties of directors under Delaware law in connection with a potential sale of control of JMP.

Between April 9, 2021 and April 2~~2~~6, 2021, JMP entered into a non-disclosure agreement (an “NDA”) with ~~four~~ five of the six companies on the list of potential counterparties that indicated an interest in proceeding with discussions, including Company A, Citizens ~~and another~~, a company referred to as Company B, ~~and~~ a company referred to as Company C and a company referred to as Company D. The other potential counterparty interested in entering into an NDA with JMP, referred to in this proxy statement as Company E, did not enter into an NDA until May 20, 2021. As part of the process, upon entry into each NDA, confidential materials on JMP were provided for the potential counterparty’s review.

Between April 21 and April 30, 2021, JMP conducted initial management presentations to ~~several of the companies.~~ Company A, Citizens, Company B and Company C.

On April 21, 2021, JMP management conducted a presentation to Company A.

On April 22, 2021, JMP management conducted a presentation to Company B.

On April 22, 2021, at a regularly scheduled meeting of the board, Mr. Jolson provided the board with an update on the sale process including the parties that KBW was contacting and the status of meetings management had held with representatives of interested parties.

On April 23, 2021, JMP management conducted a presentation to Citizens.

On April 26, 2021, JMP entered into an NDA with Company C and on April 30, 2021, JMP management conducted a presentation to Company C.

Between April 26, 2021 and May 6, 2021, JMP entered into ~~a non-disclosure agreement~~ an NDA with ~~another financial firm~~ Company D, and JMP management conducted ~~management presentations to several of the interested companies, including~~ a follow-up management presentation to Citizens. Also on May 6, 2021, at a regularly scheduled meeting of the board, Messrs. Jolson and Lehmann provided the board with an update on the sale process including the parties that KBW was contacting and the status of meetings management had held with representatives of interested parties.

On May 10, 2021, JMP conducted ~~an~~ a follow-up in-person management meeting and dinner in New York with Company B.

On May 20, 2021, JMP entered into a non-disclosure agreement with ~~a financial firm~~ Company E~~, dated April 20, 2021~~.

Between May 10, 2021 and May 25, 2021, each of Company D and Company E indicated to KBW that they were no longer interested in continuing discussions and dropped out of the process without having a JMP management presentation. In addition, during the same period, Company A (the company that had first approached JMP about a potential business combination directly through JMP management) and Company C, after their respective JMP management presentations, each indicated to KBW that it would not be delivering an indication of interest and had determined to drop out of the process.

On May 25, 2021, which was the deadline communicated by JMP (through KBW) to potential counterparties for submission of an indication of interest, Citizens and Company B submitted nonbinding indications of interest for the acquisition of JMP. Company B’s indication of interest was an all-cash offer equal to the 10 day average of JMP’s stock (equal to $5.40/share as of Friday May 21, 2021). Company B also offered to permit JMP to make a pre-close special dividend equal to the excess of common equity at June 30, 2021 over common equity at March 31, 2021, which equaled approximately $1.45 per share. The Citizens indication of interest proposed an all cash offer with a price range of $6.75 to $7.00 per share. As previously communicated to KBW, none of Company A, Company C, Company D or Company E submitted an indication of interest and each declined to proceed further in the process. Accordingly, only Company B and Citizens remained in the process.

On May 27, 2021, at a special meeting of the board of directors, KBW reviewed the only two preliminary indications of interest (from Citizens and Company B) received ~~to date~~. Representatives of Mintz discussed the fiduciary duties of the board and the potential time commitment of directors that would be involved in the consideration and pursuit of a strategic transaction. Mintz also discussed the possibility that certain counterparties may desire to employ members of management and the board but that all substantive discussions on that topic would be deferred until after all material terms and the structure of the transaction were agreed between JMP and the counterparty. Further, Mintz advised the board to form a special transaction committee of non-management, independent members of the board of directors. Board members proposed Messrs. Karmin, Lunenburg and Tongue as potential members of the special transaction committee.

On June 1, 2021, the board, by unanimous written consent, formed the special transaction committee, referred to herein as the Special Transaction Committee, comprised of Messrs. Karmin, Lunenburg and Tongue. Upon formation of the Special Transaction Committee, at the request of the Special Transaction Committee and agreement of the board, KBW reported to and became subject to the sole direction of the Special Transaction Committee as the Special Transaction Committee’s financial advisor. Also on June 1, 2021, the Special Transaction Committee engaged Whiteford, Taylor & Preston L.L.P. (“WTP”), as legal counsel to the Special Transaction Committee.

On June 8, 2021, at a meeting of the Special Transaction Committee at which representatives of WTP were present, the Special Transaction Committee reviewed a memorandum prepared by WTP as counsel to the Special Transaction Committee regarding the duties of the Special Transaction Committee under Delaware law when considering an acquisition offer. The members of the Special Transaction Committee discussed the two preliminary indications of interest received from Company B and Citizens. The members of the Special Transaction Committee agreed it was advisable and in the best interests of JMP to explore transactions where JMP is acquired with specific limitations on management’s involvement in negotiations unless directed by the Special Transaction Committee.

On June 16, 2021, the Special Transaction Committee delivered a memorandum to the board setting forth the purpose of the Special Transaction Committee as protecting shareholder interests, and the respective roles of the Special Transaction Committee and the board in negotiating any acquisition transaction, stating that all negotiations would be conducted by, in close cooperation with, and under the supervision of, the Special Transaction Committee with KBW, acting as financial advisor at the direction of the Special Transaction Committee. The Special Transaction Committee also reiterated that any potentially substantive employment discussions would be deferred until after all material terms and the structure of the transaction were agreed between JMP and the counterparty.

On June 24, 2021, in order to progress discussions with Citizens at the Special Transaction Committee’s direction, members of JMP management and Citizens had a call to discuss JMP’s personnel, culture and ~~the~~ current compensation framework ~~at JMP~~. They did not, however, negotiate specific potential future employment or compensation matters or terms.

On June 30, 2021, again at the Special Transaction Committee’s direction, members of JMP management and Citizens held a further call to provide a financial update on JMP’s business, and to discuss potential opportunities to cross-sell between the two organizations.

On July 1, 2021, KBW received a second indication of interest from Citizens dated July 1, 2021 ~~containing a~~, which included an increased proposed purchase of $7.25 per share for JMP’s common shares. ~~The~~ This second indication of interest requested a sixty-day exclusivity period. Company B declined to deliver a second indication of interest or affirm the continuing validity of its initial bid, and unilaterally dropped out of the process. Accordingly, only Citizens was left as a potential counterparty.

On the morning of July 14, 2021, at a meeting of the Special Transaction Committee at which representatives of WTP, representatives of KBW, Mark Lehmann and Walter Conroy (each of whom had been invited by the Special Transaction Committee due to their detailed knowledge of Company data and personnel matters) were present, the Special Transaction Committee and Mark Lehmann ~~(who had been invited by the Special Transaction Committee)~~ discussed what Mr. Lehmann would expect the size of ~~an expected~~ the retention pool for certain key JMP employees ~~and~~ would need to be for JMP employees to be within the range of market compensation practice. The persons present also discussed the sixty day exclusivity period proposed by Citizens in its indication of interest. The size of the retention pool was not addressed in the Citizens indications of interest nor was it negotiated with Citizens. The Special Transaction Committee also reviewed the roll-forward balance sheet prepared by JMP and delivered to Citizens. The Special Transaction Committee also reviewed the assumptions upon which Citizens’ bid of $7.25 per share was based. Representatives of KBW informed the Special Transaction Committee that Citizens indicated that it was amenable to a special dividend if JMP were to realize a targeted valuation with respect to certain marketable securities owned by JMP. The Special Transaction Committee also reviewed the comments to the Citizens’ indication of interest that had been proposed by legal counsel and management.

On the afternoon of July 14, 2021, at a meeting of the Special Transaction Committee at which representatives of WTP and Walter Conroy were present, the Special Transaction Committee approved a motion to recommend to the board that upon a request from Citizens, JMP should agree to the exclusivity period proposed by Citizens and JMP should move forward with further due diligence and negotiation of the proposed transaction as outlined in the Citizens indication of interest.

Later that afternoon, at a special meeting of the board, Mr. Karmin, as chair of the Special Transaction Committee, provided the board with an update on matters discussed at the Special Transaction Committee meetings earlier that day, in particular the second indication of interest provided by Citizens and the sixty-day exclusivity period. Representatives of KBW reviewed the indications of interest~~s~~ provided by Citizens and Company B and the reason communicated by Company B for not providing a second indication of interest and deciding to drop out of the process. Representatives of KBW observed that over the course of discussions, Citizens had increased its ~~bid~~ offer from a range of $6.75-$7.00 per share to $7.25 per share. Mr. Karmin discussed the retention pool, the need for employee retention, and ~~the likely requirement~~ that Citizens may require key employees ~~would need~~ to sign agreements ~~in connection~~ concurrently with the signing of the merger agreement. None of these matters, however, had been negotiated with or agreed to by Citizens as of that date. Mr. Karmin also discussed potential purchase price adjustments to provide additional value to shareholders. Given the continuing insistence on exclusivity by Citizens, the Special Transaction Committee considered that if JMP did not agree to exclusivity, the Company was at risk of losing the strongest offer it had received during the entire process - and the only offer remaining – after a thorough process (the second such process by JMP within 3 years) in which 16 potential counterparties were contacted, only 2 offers were received and the other offer had already been unilaterally withdrawn by the other bidder, Company B. Following a recommendation from the Special Transaction Committee, the Board unanimously approved JMP entering into exclusivity with Citizens for 45 days.

On July 15, 2021, members of senior management at JMP met with a representative of Citizens in New York.

On July 16, 2021, JMP countersigned the second indication of interest from Citizens with a proposed purchase price of $7.25 per share thereby entering into an exclusivity agreement with Citizens for 45 days from July 16, 2021 to allow Citizens to conduct due diligence.

On August 5, 2021, at a regularly scheduled meeting of the board, a representative of KBW provided the board with an update on the sale process, including the status of due diligence and the expectation that Citizens would deliver a draft of the merger agreement the following week. Mr. Karmin, as chair of the Special Transaction Committee, reported to the board on the currently proposed price per share of $7.25 and the Special Transaction Committee’s efforts to increase the price per share and/or agree on a purchase price adjustment to provide shareholders with additional value.

On August 9, 2021, counsel to the Special Transaction Committee and JMP received an initial draft of a merger agreement from Sullivan & Cromwell LLP (“Sullivan & Cromwell”), counsel to Citizens.

Over the next two weeks, members of the Special Transaction Committee and members of management, as well as representatives from WTP and Mintz, held calls to discuss the principal terms and issues in the draft merger agreement, and representatives of WTP, Mintz and Sullivan & Cromwell, counsel to Citizens, negotiated the terms of the merger agreement. Members of JMP management and representatives from Citizens held telephonic meetings to discuss certain diligence items on the current business outlook of JMP and other diligence matters.

Continued employment terms were not contained in the draft Merger Agreement delivered by Sullivan & Cromwell, counsel to Citizens, nor was entering into employment agreements a condition to closing of the merger. In addition, the voting agreements sought by Citizens were limited in the percentage of shares covered, and, in any case, would automatically terminate upon termination of the Merger Agreement. The Merger Agreement was negotiated such that it contained customary limitations on the Company’s ability to solicit competing offers and customary exceptions. Although the NDAs entered into with the various participants in the strategic process contained a customary prohibition on publicly asking the Company to waive the standstill, the merger agreement was negotiated to affirmatively preserve the Company’s right to terminate, amend, modify, waive or fail to enforce any provision of any such standstill if the board determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law or in the event that such provisions would prohibit any person from privately making an acquisition proposal to, or from requesting a waiver of the applicable restriction from, JMP. The board has not engaged in any such actions given that none of the other potential counterparties had even made a preliminary offer and had dropped out of the process, other than Company B which had made a preliminary offer and had later unilaterally withdrawn its preliminary offer and declined to proceed further. Moreover, a number of the NDAs, including the NDA of Company B, expressly permitted the counterparty to communicate privately with JMP about business combination proposals (or revisions to any earlier proposal) or requests to waive or modify the standstill and a number of the NDA standstills automatically terminated upon JMP’s public announcement of the transaction, including the NDA of Company A.

On August 30, 2021, Citizens delivered a revised indication of interest dated August 30, 2021 with a further increased price per share of $7.50 and a provision for a pre-close special dividend up to $5.0 million, but only if JMP were to realize a targeted valuation with respect to certain marketable securities owned by JMP.

2.

The disclosure under the heading “Opinion of the Special Transaction Committee’s Financial Advisor—Selected Companies Analysis” beginning on page 25 is hereby amended to add the following new paragraph below the table:

The low and high Market Cap / LTM Revenue multiples of the selected companies were 0.2x and 1.6x, respectively, the low and high Market Cap / CY 2021E Revenue multiples of the two selected companies for which there were publicly available consensus “street estimates” were 0.6x and 1.5x, respectively and the low and high Market Cap / CY 2022E Revenue multiples of the selected companies for which there were publicly available consensus “street estimates” were 0.7x and 1.6x, respectively. The low and high Price / LTM EPS multiples of the selected companies were 1.3x and 13.6x, respectively, the low and high Price / CY 2021E EPS multiples of the two selected companies for which there were publicly available consensus “street estimates” were 4.1x and 8.2x, respectively and the low and high Price/ CY 2022E EPS multiples of the two selected companies for which there were publicly available consensus “street estimates” were 5.8x and 10.5x, respectively. The low and high Price / Book Value multiples of the selected companies were 0.5x and 2.8x, respectively, and the low and high Price/ Tangible Book Value multiples of the selected companies (excluding the impact of the tangible book value multiple for one of the selected companies, which multiple was considered to be not meaningful) were 0.5x and 3.5x, respectively.

3.

The disclosure under the heading “Opinion of the Special Transaction Committee’s Financial Advisor—Selected Transactions Analysis” is hereby amended to add the following new paragraph below the table titled “Selected Transactions” on page 27:

The low and high transaction value at announcement / LTM Revenue multiples of the selected transactions were 0.3x and 2.3x, respectively, the low and high transaction value at announcement / Forward Earnings multiples of the seven selected transactions for which the multiples were publicly available (excluding the impact of the forward earnings multiple of one of the selected transactions, which multiple was considered to be not meaningful because it was negative) were 4.5x and 23.7x, respectively, and the low and high transaction value at announcement / Book Value multiples of the eight selected transactions for which the multiples were publicly available were 0.9x and 4.9x, respectively.

4.

The disclosure under the heading “Opinion of the Special Transaction Committee’s Financial Advisor— Discounted Cash Flow Analysis” beginning on page 27 is hereby amended to amend the paragraph beginning “Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis…”:

Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate ranges for the implied equity value of JMP. In this analysis, KBW used financial and operating forecasts and projections of JMP provided by JMP management, and assumed discount rates ranging from 11.0% to 15.0%. The range of discount rates assumed in this analysis was selected taking into account a capital asset pricing model implied cost of capital calculation which indicated an implied discount rate of 12.8%. Range of values were determined by adding (i) the present value of the estimated excess cash flows that JMP could generate over the 5.5-year period from June 30, 2021 to December 31, 2026 as a standalone company and (ii) the present value of implied terminal values of JMP at the end of such period. In calculating implied terminal values for JMP, KBW applied a range of 6.9x to 9.3x to JMP’s estimated fiscal year ending December 31, 2026 operating net income. This discounted cash flow analysis resulted in a range of implied values per share of JMP common stock of approximately $4.90 to $6.55.

5.	The disclosure under the heading “Opinion of the Special Transaction Committee’s Financial Advisor—Miscellaneous” beginning on page 27 is hereby amended as follows:

Pursuant to the KBW engagement agreement, JMP agreed to pay KBW a total cash fee equal to 1.5% of the aggregate merger consideration, $250,000 of which became payable to KBW with the rendering of KBW’s opinion and the balance of which is contingent upon the closing of the merger. JMP also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. In addition to the present engagement, during the two years preceding the date of its opinion, KBW provided investment banking and financial advisory services to Harvest Capital Credit Corporation (“HCC”), which was a publicly-traded business development company that, among other things, received investment advisory services from an affiliate of JMP, and KBW received compensation for its services. KBW acted as financial advisor to HCC in connection with its acquisition by Portman Ridge Finance Corporation which closed in June 2021, and KBW received an aggregate fee of $900,000 for its services as financial advisor to HCC. During the two years preceding the date of its opinion, KBW did not provide investment banking or financial advisory services to Citizens. An investment banking affiliate of KBW currently maintains a business relationship with an affiliate of Citizens to jointly market certain services to real estate investment trusts and pays such Citizens affiliate a portion of the compensation received by such KBW affiliate for its services to such real estate investment trusts. KBW may in the future provide investment banking and financial advisory services to JMP or Citizens and receive compensation for such services.

6.	The disclosure under the table presenting unaudited prospective financial data for the year ending December 31, 2021 on page 29 is hereby amended to add the following new paragraph below the table:

Operating Net Income

Operating net income is a non-GAAP financial measure that (i) excludes compensation expense related to share-based awards and deferred compensation, (ii) reverses impairment charges related to collateralized loan obligation (“CLO”) equity, (iii) excludes costs resulting from the early retirement of debt, (iv) reverses unrealized gains or losses on real estate investments, (v) reverses net unrealized gains and losses on strategic equity investments and warrants, and (vi) assumes an effective tax rate. In particular, operating net income adjusts for:

■	the grant of restricted stock units and options;

■

net deferred compensation, which consists of (a) deferred compensation awarded in a given period but recognized as a GAAP expense over the subsequent three years, less (b) GAAP expense recognized in a given period but already reflected in the operating income of a prior period; the purpose of this adjustment is to fully reflect compensation awarded in a given year, notwithstanding the timing of GAAP expense;

■

the impairment of CLO equity recorded among principal transactions, as JMP believes that the forecasted reduction in future cash flows will be mitigated by a change in the interest rate environment and that distributions will be larger than currently projected;

■	expenses associated with the redemption of outstanding senior notes and the resulting acceleration of the amortization of remaining capitalized issuance costs;

■	unrealized gains or losses related to commercial real estate investments, adjusted for non-cash expenditures, including depreciation and amortization;

■	unrealized mark-to-market gains or losses on the company’s strategic equity investments as well as certain warrant positions; and

■	a combined federal, state and local income tax rate of 26% at the consolidated taxable parent company, JMP Group LLC.

A reconciliation of JMP’s unaudited prospective operating net income (non-GAAP) to unaudited prospective GAAP net income for the year ending December 31, 2021 is set forth below.

(in thousands, except per share amounts)	Year Ending December 31, 2021

Net income attributable to JMP Group	$9,645

Add back/(subtract):
Income tax expense	3,617
Income before taxes	13,262

Add back/(subtract):
Share-based awards and deferred compensation	(746)
Impairment of CLO equity	8,298
Early retirement of debt	559
Unrealized (gain)/loss – real estate-related depreciation and amortization	1,847
Unrealized mark-to-market (gain)/loss – strategic equity investments and warrants	(1,981)
Operating income/(loss) before taxes	21,239

Income tax expense/(benefit)	5,524
Operating net income/(loss)	$15,715

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Cautionary Note Regarding Forward-Looking Statements

Statements in this filing that relate to the future plans, events, expectations, performance, objectives and the like of JMP and Citizens, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Future events, risks and uncertainties, individually or in the aggregate, could cause our actual results to differ materially from those expressed or implied in these forward-looking statements.

The material factors and assumptions that could cause actual results to differ materially from current expectations include, without limitation, the following: (1) the inability to close the merger in a timely manner; (2) the inability to complete the merger due to the failure to obtain shareholder approval and adoption of the merger agreement and approval of the merger or the failure to satisfy other conditions to completion of the merger, including required regulatory and other approvals; (3) the failure of the transaction to close for any other reason; (4) the possibility that the integration of JMP’s business and operations with those of Citizens may be more difficult and/or take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to JMP’s or Citizens’s existing businesses; (5) the challenges of integrating and retaining key employees; (6) the effect of the announcement of the transaction on Citizens’s, JMP’s or the combined company’s respective business relationships, operating results and business generally; (7) the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (8) diversion of management’s attention from ongoing business operations and opportunities; (9) general competitive, economic, political and market conditions and fluctuations; (10) actions taken or conditions imposed by the United States and foreign governments; (11) adverse outcomes of pending or threatened litigation or government investigations; (12) the impact of competition in the industries and in the specific markets in which Citizens and JMP, respectively, operate; and (13) other factors that may affect future results of the combined company described in the section entitled “Risk Factors” in the proxy statement mailed to JMP’s shareholders and in Citizens’s and JMP’s respective filings with the U.S. Securities and Exchange Commission (“SEC”) that are available on the SEC’s web site located at www.sec.gov, including the section entitled “Risk Factors” in JMP’s Form 10-K for the fiscal year ended December 31, 2020.  Readers are strongly urged to read the full cautionary statements contained in those materials.  We assume no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

Important Information for Investors and Shareholders

This communication may be deemed to be solicitation material in respect of the proposed acquisition of JMP by Citizens. In connection with the proposed transaction, JMP filed with the SEC a definitive proxy statement on October 15, 2021. Promptly after filing its definitive proxy statement with the SEC, JMP mailed the definitive proxy statement and a proxy card to each shareholder of JMP entitled to vote at the special meeting relating to the Merger. This communication is not a substitute for the proxy statement or any other document that JMP has filed or may file with the SEC or send to its shareholders in connection with the proposed transaction. JMP SHAREHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING JMP’S PROXY STATEMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. Investors and security holders will be able to obtain the documents free of charge on the SEC’s website at www.sec.gov, and JMP shareholders will receive information at an appropriate time on how to obtain documents free of charge from JMP that are not currently available.

Participants in the Solicitation

JMP Group LLC and its directors and officers may be deemed participants in the solicitation of proxies of JMP’s shareholders in connection with the proposed transaction. Security holders may obtain more detailed information regarding the names, affiliations and interests of certain of JMP’s executive officers and directors in the solicitation by reading JMP’s proxy statement dated April 28, 2021 and other relevant materials filed with the SEC in connection with the proposed transaction. Information concerning the interests of JMP’s participants in the solicitation, which may, in some cases, be different than those of their stockholders generally, will be set forth in the proxy statement relating to the proposed transaction when it becomes available. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.